First Foundation Inc. (NASDAQ: FFWM) January 31, 2022

Exhibit 99.1

FIRST FOUNDATION INC. REPORTS FOURTH QUARTER AND FULL YEAR 2021 RESULTS

●	Fourth quarter net income of $23.9 million and earnings per share of $0.51.
●	Total revenues of $75.8 million in fourth quarter 2021.

● ● ● ● ●
4Q21 Key Financial Data

Profitability Metrics	4Q21	3Q21	4Q20
Return on average assets (%)	1.15	1.88	1.33
Return on average common equity (%)	11.3	19.9	13.0
Return on tangible common equity (%) (a)	13.4	22.9	15.3
Net interest margin (%)	3.17	3.07	3.19
Efficiency ratio (%) (a)	51.0	41.9	49.0

Income Statement (b)	4Q21	3Q21	4Q20
Net interest income	$61,958	$59,187	$51,712
Noninterest income	$13,830	$30,680	$11,362
Net income attributable to common	$23,876	$37,226	$22,366
Diluted earnings per common share	$0.51	$0.83	$0.50
Dividends declared per common share	$0.09	$0.09	$0.07

Balance Sheet (b)	4Q21	3Q21	4Q20
Average total loans	$6,150,095	$6,060,153	$5,132,081
Average total deposits	$7,152,563	$7,103,619	$5,670,959
Net charge-off ratio	0.07%	(0.01)%	0.02%
Tangible book value per share (a)	$14.92	$14.96	$13.44
Tier 1 Leverage Ratio	7.84%	8.16%	8.98%

(a) See Non-GAAP Financial Measures
(b) Dollars in thousands, except per share data

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Return on average assets of 1.15%.
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Return on average tangible equity of 13.4%.
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Tangible book value per share of $14.92.
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Net interest margin of 3.17%; 19% growth in net interest income year-over-year.
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Deposit costs remained low at of 0.15%.
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Record quarterly originations of $1.2 billion and full year originations of $3.9 billion.
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Increased first quarter dividend payment 22%, from $0.09 in the prior quarter, to $0.11 per share.

DALLAS, TX – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors (“FFA”) and First Foundation Bank (“FFB”), reported net income of $23.9 million, including $1.1 million of merger related expenses, or $0.51 per diluted share, for the fourth quarter of 2021, compared to net income of $37.2 million, including $0.4 million of merger related expenses, or $0.83 per diluted share, for the third quarter of 2021.  Additionally, First Foundation Inc. announced today that its Board of Directors has approved the payment of a quarterly cash dividend of $0.11 per common share, payable on February 17, 2022 to common shareholders of record as of February 10, 2022.

Scott F. Kavanaugh CEO

“First Foundation delivered another strong quarter of results as highlighted by several key metrics, including earnings per share of 51 cents and revenue of $76 million,” said Scott F. Kavanaugh, CEO of First Foundation Inc. “While 2021 was a year filled with uncertainty, our ability to generate the results we reported today is a testament to our strong team and the value of our sustainable business model. Clients have come to rely on First Foundation for high quality solutions and advice across the many facets of their financial lives. Looking ahead, our banking, wealth management, and trust businesses are experiencing record levels of interest as we continue to attract new clients. Our expansion into Florida and our build-out in Texas are off to a great start and have tons of potential for future growth, and we continue to invest in our existing locations across California, Nevada, and Hawaii. Also, the launch of our new mobile app allows us to offer many of the future -forward solutions of a fintech but in the secure environment of a more traditional financial institution. I am very excited about the future of First Foundation and believe we are well positioned going in 2022.”

David DePillo President

“The fourth quarter marked an important milestone for our bank as we solidified our positioning as a premier regional bank with locations from coast to coast,” said David DePillo, President of First Foundation Inc. “The integration of our operations in Florida has just begun, but we are already starting to see meaningful benefits. Our ability to serve clients with local expertise across our geographic footprint allows us to continue to grow our diverse, high-quality loan portfolio while maintaining a solid base of core deposits. Originations experienced another record year, up 57% as compared to last year, and our deposit levels remain solid with our loan-to-deposit ratio at 84%. This is all a testament to the amazing team we have in place at First Foundation.”

Investor contact: Kevin Thompson, kthompson@ff-inc.com | 949-202-4164 Media contact: Tyler Resh, tresh@ff-inc.com | 949-202-4131

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

4Q21 Highlights
Financial Results:
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Total revenues were $75.8 million in the quarter, an increase of 20% from the fourth quarter of 2020, and a decrease of 16% from the third quarter of 2021. The decrease was due to an $18.1 million gain on sale of loans related to the securitization of $419 million of multifamily loans during the third quarter.
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Nonperforming assets (“NPAs”) to total assets decreased to 0.14%.
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Return on average tangible equity of 13.4%.
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Return on average assets of 1.15%.
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Efficiency ratio of 51.0% for the quarter and 47.5% for the full year 2021.
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Total tangible shareholders’ equity of $842 million, tangible book value of $14.92 per share, an increase of 11% in 2021, and tangible common equity to tangible assets of 8.44%.
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Net interest margin (“NIM”) increased to 3.17% for the quarter, as excess liquidity was deployed.
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Advisory and Trust divisions achieved a record combined pre-tax profit margin of 25% in the quarter.

Other Activity:
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Completed the acquisition of TGR Financial; core systems conversions are on track to occur in May 2022.
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Provision for credit losses was impacted by the Day 1 provision of $5.6 million for Non-Purchase Credit Deteriorated (“PCD”) loans related to the acquisition of TGR Financial.
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Recognized $1.1 million of merger expenses related to the TGR Financial acquisition during the quarter.
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Recognized $1.1 million on gain of other equity investment in NYDIG, through a valuation adjustment.
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Earned $561 thousand of net PPP fee income in 4Q21; $618 thousand of fees from $51 million of loans remain.
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The allowance for credit losses for loans increased by $12.8 million in the quarter to $33.8 million, up from $21.0 million in the prior quarter, primarily as a result of the acquisition of TGR Financial.
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Loan originations totaled $1.2 billion for the quarter, a record quarter for us; C&I originations of $518 million, also a record for us, were 43% of the total quarterly originations.
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Forbearances and deferrals increased to 0.22% of total loans, to a total of $16.2 million, from 0.06% and $3.4 million in the prior quarter solely as a result of the acquisition of TGR Financial. No forbearances and deferrals remain on FFB’s legacy portfolio.
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Core deposits increased to 99% of total deposits from 94% the prior year, with 71% of core deposits attributed to commercial business deposits.
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Cost of deposits held steady at 0.15% from the prior quarter, but decreased from 0.41% the prior year.
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Assets under management (“AUM”) at FFA increased to $5.7 billion, while trust assets under advisement (“AUA”) at FFB were $1.3 billion.
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Announced closing of subordinated notes for gross proceeds of $150 million in January 2022.

Spotlight / Year in Review

2021 Vision List – Outperforming Stock

Bank & Thrift Sm-All Stars Class of 2021

First Foundation Inc. (FFWM) made B Riley’s Vision List which is a list of the top-24 stocks across all industries selected by analysts to outperform the small-cap benchmark Russell 2000 Index in the current year. Each year analysts are tasked to identify a single, immutable pick to outperform based on a set of defined criteria.

The Sm-All Stars represent the top performing small-cap banks and thrifts in the country. This is the second time FFWM was one of 35 banks chosen. According to Piper Sandler, banks selected have superior performance metrics in growth, profitability, credit quality and capital strength.

Barron’s and CNBC Top 100 Independent Advisors

Bank Director Best Small Regional Bank

First Foundation Advisors (FFA) was selected as America’s top independent financial advisor, as identified by Barron's. Also, FFA was included in The CNBC FA 100 which recognizes the advisory firms that top the list when it comes to offering a comprehensive planning and financial service that helps clients navigate through their complex financial life.

First Foundation Bank (FFB) was selected as the Top 4 small regional bank in the nation in the most recent ranking by Bank Director. The list selected the top 10 banks in each peer group based on several metrics provided by S&P Global Market Intelligence as of year-end 2020 and then studied and ranked each bank further for its performance in the four subcategories that contribute to overall performance: leadership, board, innovation, and growth.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Details

Loans

Loans increased $1.6 billion, or 27.5%, compared to the prior quarter, to $7.4 billion as of December 31, 2021, and increased $2.1 billion, or 39.5%, compared to December 31, 2020.  The increase was impacted by the acquisition of TGR Financial, which added $1.06 billion in gross loans, or $1.05 billion of net loans held for investment after purchase accounting adjustments.  Loan balances were also affected by loan fundings, which in the fourth quarter of 2021 were $1.2 billion, an increase of $411 million, or 51.2%, from the third quarter of 2021 and an increase of $498 million, or 69.6%, from the fourth quarter of 2020.  Contributing to loan originations during the quarter, our C&I division funded $518 million of new commercial loans during the fourth quarter of 2021, of which 55% were adjustable commercial revolving lines of credit. The remaining C&I originations were comprised of $129 million of commercial term loans, $46 million of public finance loans, $32 million of owner occupied commercial real estate loans, and $25 million of equipment finance leases.  We funded no additional PPP loans during the quarter. Loan balances during the fourth quarter of 2021 were also impacted by loan payoffs of $670 million, compared to payoffs of $583 million in the third quarter of 2021 and $534 million in the fourth quarter of 2020. The current pipeline remains very strong going into the first quarter.

Investment Securities

Investment securities increased $300 million, or 33.3%, from the prior quarter, to $1.2 billion as of December 31, 2021, and increased $387.1 million, or 47.5%, compared to December 31, 2020. The increases in the balance of investment securities compared to the third quarter of 2021 and fourth quarter of 2020 were primarily driven by securities purchases in the fourth quarter of 2021 and the result of $221.8 million of investment securities, net of the fair value adjustment, acquired in connection with the acquisition of TGR Financial.

The allowance for credit losses for investments increased by $0.3 million from the prior quarter, to $10.4 million as of December 31, 2021, from $10.1 million as of September 30, 2021, and increased $3.2 million, from $7.2 million as of December 31, 2020. The increase from the fourth quarter of 2020 was a result of the lower interest rate environment and faster than expected prepayments that negatively impacted the projected cash flows on FFB’s interest-only strip securities.

Deposits and Borrowings

Deposits were $8.8 billion as of December 31, 2021, an increase of $2.0 billion, or 28.7%, compared to the prior quarter, and an increase of $2.9 billion, or 49.0%, compared to the fourth quarter of 2020. Deposit growth during the fourth quarter of 2021 compared to the fourth quarter of 2020 was primarily driven by an increase of $1.6 billion, or 98%, in non-interest bearing demand deposits, an increase of $1.4 billion, or 157%, in interest bearing demand deposits, and an increase in money market and savings accounts of $212.9 million, largely attributable to our commercial deposit services division, and retail branches and the acquisition of TGR financial which contributed $2.2 billion of deposits after purchase accounting adjustments.  The increases in deposits were offset by a reduction in CDs of $310.4 million, primarily due to our intentional run-off of higher cost brokered deposits. Noninterest-bearing demand deposits measured 37.2% of total deposits as of December 31, 2021, compared to 43.8% of total deposits as of September 30, 2021, while core deposits increased by $2.0 billion compared to the linked quarter, and measured 99% of total deposits as of December 31, 2021, and 98% of total deposits as of September 30, 2021. Commercial business deposits were 71% of total core deposits as of December 31, 2021.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Our loan to deposit ratio measured 84.1% as of December 31, 2021, compared to 84.9% as of September 30, 2021 and 89.8% as of December 31, 2020.

Borrowings were $210.1 million as of December 31, 2021, compared to $12.5 million as of September 30, 2021, and $269.0 million as of December 31, 2020. Borrowings increased compared to the linked quarter due to a $6 million draw on the Company’s line of credit, $25.7 million of subordinated notes, net of the fair market value adjustment, and $165.9 million of repurchase agreements associated with deposit customers both assumed in the TGR Financial acquisition.

Private Wealth Management and Trust Assets

AUM at FFA increased by $252 million in the fourth quarter, to $5.7 billion, and was primarily the net result of $80 million of new accounts, $38 million of net withdrawals, and $210 million in portfolio gains. AUA at FFB’s Trust Department increased $48.4 million, to $1.3 billion, during the fourth quarter of 2021.  The Advisory and Trust divisions achieved a combined pre-tax profit margin of 25% in the quarter.

Net Interest Income

Net interest income was $62.0 million for the fourth quarter of 2021, compared to $59.2 million in the third quarter of 2021 and $51.7 million in the fourth quarter of 2020.  Interest income from loans increased 3.1% to $58.5 million for the fourth quarter of 2021 compared to $56.8 million in the third quarter in 2021, and increased 13.5% compared to $51.5 million for the fourth quarter of 2020, driven primarily by higher average loan balances. Interest income from investment securities and interest-earning cash was $6.2 million for the fourth quarter of 2021, compared to $5.2 million for the third quarter of 2021, and $6.4 million in the fourth quarter of 2020. The linked quarter change was due primarily to an increase in average investment securities balances.

Interest expense decreased 2.6% to $2.7 million for the fourth quarter of 2021, compared to $2.8 million for the third quarter of 2021, and decreased 56.1% compared to $6.2 million for the fourth quarter of 2020. The decreases in interest expense were driven primarily by 2.3% and 54.3% decreases in interest expense on deposits compared to the third quarter of 2021 and fourth quarter of 2020, respectively. The decreases in interest expense on deposits were due to decreases in average rates on interest-bearing deposits, which were partially offset by higher average deposit balances.

Net Interest Margin

Net interest margin was 3.17% in the fourth quarter of 2021, as compared to 3.07% in the third quarter of 2021, and 3.19% in the fourth quarter of 2020. The NIM increased in the linked quarter due to an increase in interest earning assets. The increase was primarily driven by a six basis point increase in loan yields, from 3.74% in the third quarter of 2021, to 3.80% in the fourth quarter of 2021.

Noninterest Income

Noninterest income decreased 54.9% to $13.8 million in the fourth quarter of 2021, compared to $30.7 million in the third quarter of 2021.  Noninterest income during the third quarter of 2021 included an $18.1 million gain on sale of loans related to the securitization of $419 million of multifamily loans during the quarter.  On an adjusted basis, excluding the above mentioned gain during the third quarter of 2021, noninterest income increased $1.3 million, or 10.2%, during the fourth quarter of 2021 compared to the third quarter of 2021.  In addition, noninterest income increased 21.7% compared to $11.4 million in the fourth quarter of 2020.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Noninterest income during the fourth quarter of 2021 was comprised primarily of $7.5 million of investment advisory fees from Wealth Management, $2.1 million of trust administrative and consulting fees, $2.3 million of loan and servicing fees, $0.5 million of deposit account fees and other income of $1.4 million. Other income increased in the linked quarter, primarily due to a $1.1 million gain on other equity investment in NYDIG, through a valuation adjustment. Income related to Wealth Management increased in the fourth quarter of 2021, when compared to the third quarter of 2021 and the fourth quarter of 2020, due primarily to higher levels of fees earned on AUM.  Loan and servicing fees in the fourth quarter of 2021 decreased compared to the linked quarter and the fourth quarter in 2020 due to lower prepayment fees.

Noninterest Expense

Noninterest expense increased 3.0%, to $39.6 million for the fourth quarter of 2021, compared to $38.4 million for the third quarter of 2021, and increased 26.1%, compared to $31.4 million for the fourth quarter of 2020. Compensation and benefits were $22.9 million in the fourth quarter of 2021, compared to $23.2 million in the third quarter of 2021, and $17.8 million in the fourth quarter of 2020.  The increase from the fourth quarter of 2020 was due to a 14.1% increase in FTE, and higher commission accruals due to strong year-to-date production in wealth management and other divisions. In addition, noninterest expense in the fourth quarter of 2021 included $1.1 million of one-time merger related expenses related to the TGR Financial acquisition.

Our efficiency ratio for the fourth quarter of 2021 was 51.0%, compared to 41.9% for the third quarter of 2021 and 49.0% in the fourth quarter of 2020. The efficiency ratio for the fourth quarter of 2021 excludes a $1.1 million gain on other equity investments.

Income Tax Expense

We recorded an income tax expense of $8.5 million in the fourth quarter of 2021, compared to an income tax expense of $14.7 million in the third quarter of 2021, and an income tax expense of $9.6 million in the fourth quarter of 2020. Our effective tax rate for the fourth quarter of 2021 was 26.2%, compared to 28.3% for the third quarter of 2021, and 30.0% for the fourth quarter of 2020. The lower effective tax rate in the fourth quarter was driven largely by the effect of favorable permanent differences associated with the exercise of executive stock options offset negatively by the capitalization of certain merger expenses for tax purposes.

Asset Quality

Total nonperforming assets were $8.3 million as of December 31, 2021, compared to $18.7 million as of September 30, 2021, and $20.6 million as of December 31, 2020. Our ratio of nonperforming assets to total assets was 0.14% as of December 31, 2021, compared to 0.24% as of September 30, 2021, and 0.30% as of December 31, 2020. Total delinquent loans were $4.0 million as of December 31, 2021, compared to $4.3 million as of September 30, 2021 and $2.8 million as of September 30, 2020.

Our allowance for credit losses for loans was $33.8 million, or 0.49% of total loans, as of December 31, 2021, compared to $21.0 million, or 0.40%, as of September 30, 2021 and $24.2 million, or 0.50%, as of December 31, 2020. The linked quarter increase in the allowance for credit losses for loans was a result of $15.1 million in additional allowance for credit losses associated with the acquisition of TGR Financial, of which $5.6 million was related to Non-PCD loans and $9.5 million was related to PCD loans.  This increase due to the acquisition was offset by a reduction in allowance of $2.4 million related to our legacy loan portfolio, due to an improvement in the economic scenario outlook, offset by an increase in legacy loan balances. Net charge-offs during the fourth quarter of 2021 were $1.1 million, or 0.07% of average loans annualized, compared to net recoveries of $0.1 million, or

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

(0.01)% of average loans annualized, for the third quarter of 2021, and $0.2 million of net charge-offs, or 0.02% of average loans annualized, for the fourth quarter of 2020.

The ratio of the allowance for credit losses for loans to total nonperforming assets was 405.5% as of December 31, 2021, compared to 112.2% as of September 30, 2021 and 117.3% as of December 31, 2020.

Capital

As of December 31, 2021, FFB exceeded all Basel III minimum regulatory capital requirements necessary to be considered a "well-capitalized" depository institution, as summarized in the table below:

	As of			Well-Capitalized
	December 31,	September 30,	December 31,	Regulatory
(unaudited)	2021 [1]	2021	2020	Requirements
Tier 1 leverage ratio	7.84%	8.16%	8.98%	5.00%
Common Equity Tier 1 ratio	11.49%	11.17%	11.63%	6.50%
Tier 1 risk-based capital ratio	11.49%	11.17%	11.63%	8.00%
Total risk-based capital ratio	12.04%	11.71%	12.25%	10.00%
Tangible common equity to tangible assets ratio [2]	8.44%	8.80%	8.75%	N/A %

(1)	Regulatory capital ratios are preliminary and subject to change until filing of our December 31, 2021 FDIC call report.
(2)	Tangible common equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

Shareholders' equity totaled $1.1 billion as of December 31, 2021, an increase from $766.8 million and $695.7 million as of September 30, 2021 and December 31, 2020, respectively. Our tangible book value per common share was $14.92 as of December 31, 2021, compared to $14.96 as of September 30, 2021, and increased $1.48, compared to $13.44, as of December 31, 2020. The linked quarter decrease in tangible book value per common share was attributable to the closing of TGR Financial and the issuance of 11,352,614 new common shares, in addition to the creation of $128.4 million of additional goodwill and intangibles during the fourth quarter of 2021.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Earnings Call Info

The Company will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on January 31, 2022 to discuss its financial results. Analysts and investors may participate in the question-and-answer session. The call will be broadcast live over the Internet and can be accessed by visiting First Foundation’s website and clicking on “Investor Relations” and “Events & Presentations” https://investor.ff-inc.com/events-and-presentations/default.aspx.  The conference call can be accessed by telephone at (866) 518-6930 using conference ID FFWMQ421.  It is recommended that participants dial into the conference call approximately ten minutes prior to the call. For those who are unable to participate during the live call, an archive of the call will be available for replay.

About First Foundation

First Foundation Inc. (NASDAQ: FFWM) and its subsidiaries offer personal banking, business banking, and private wealth management services, including investment, trust, insurance, and philanthropy services. This comprehensive platform of financial services is designed to help clients at any stage in their financial journey. The broad range of financial products and services offered by First Foundation are more consistent with those offered by larger financial institutions, while its high level of personalized service, accessibility, and responsiveness to clients is more aligned with community banks and boutique wealth management firms. This combination of an integrated platform of comprehensive financial products and personalized service differentiates First Foundation from many of its competitors and has contributed to the growth of its client base and business. Learn more at firstfoundationinc.com, or connect with us on LinkedIn and Twitter.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, including forward-looking statements regarding our expectations and beliefs about our future financial performance and financial condition, our dividend policy, as well as trends in our business and markets. Forward-looking statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "project," "outlook," or words of similar meaning, or future or conditional verbs such as "will," "would," "should," "could," or "may." The forward-looking statements in this report are based on current information and on assumptions that we make about future events and circumstances that are subject to a number of risks and uncertainties that are often difficult to predict and beyond our control. As a result of those risks and uncertainties, our actual financial results in the future could differ, possibly materially, from those expressed in or implied by the forward-looking statements contained in this report and could cause us to make changes to our future plans. Those risks and uncertainties include, but are not limited to, the risk of incurring credit losses, which is an inherent risk of the banking business; the negative impacts and disruptions resulting from the COVID-19 pandemic on our colleagues, clients, the communities we serve and the domestic and global economy, which may have an adverse effect on our business, financial position and results of operations; the risk that we will not be able to continue our internal growth rate; the performance of loans currently on deferral following the expiration of the respective deferral periods; the risk that we will not be able to access the securitization market on favorable terms or at all; changes in general economic conditions, either nationally or locally in the areas in which we conduct or will conduct our business; risks associated with the Federal Reserve Board taking actions with respect to interest rates, which could adversely affect our interest income and interest rate margins and, therefore, our future operating results; the risk that the performance of our investment management business or of the equity and bond markets could lead clients to move their funds from or close their investment accounts with us, which would reduce our assets under management and adversely affect our operating results; the risk that we may be unable or that our board of directors may determine that it is inadvisable to pay future dividends; risks associated with changes in income tax laws and regulations; and risks associated with seeking new client relationships and maintaining existing client relationships.

Further, statements about the potential effects of the TGR Financial, Inc. (“TGR Financial”) acquisition on our business, financial results, and condition may constitute forward-looking statements and are subject to the risk that the actual effects may differ, possibly materially, from what is reflected in the forward-looking statements due to factors and future developments which are uncertain, unpredictable and in many cases beyond our control, including the risk that the benefits from the acquisition may not be fully realized or may take longer to realize than expected or be more costly to achieve, including as a result of changes in general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which we and TGR Financial operate; our ability to promptly and effectively integrate the companies’ businesses; reputational risks and the reaction of the companies' customers, employees and counterparties to the acquisition; diversion of management time on integration-related issues; and lower than expected revenues, credit quality deterioration or a reduction in real estate values or a reduction in net earnings.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Additional information regarding these and other risks and uncertainties to which our business and future financial performance are subject is contained in our 2020 Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that we filed with the SEC on February 26, 2021, and other documents we file with the SEC from time to time. We urge readers of this report to review those reports and other documents we file with the SEC from time to time. Also, our actual financial results in the future may differ from those currently expected due to additional risks and uncertainties of which we are not currently aware or which we do not currently view as, but in the future may become, material to our business or operating results. Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this report, which speak only as of today's date, or to make predictions based solely on historical financial performance. We also disclaim any obligation to update forward-looking statements contained in this report or in the above-referenced reports, whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules.

Contacts
Investors	Media
Kevin L. Thompson EVP, Chief Financial Officer 949-202-4164 kthompson@ff-inc.com	Tyler J. Resh SVP, Director of Marketing and Strategy 949-202-4131 tresh@ff-inc.com

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

CONSOLIDATED BALANCE SHEETS

(unaudited, except for December 31, 2020)

(in thousands, except share and per share amounts)	December 31,	September 30,	December 31,
	2021	2021	2020
ASSETS

Cash and cash equivalents	$1,121,757	$783,376	$629,707
Securities available-for-sale ("AFS")	1,201,777	901,746	814,671
Allowance for credit losses - investments	(10,399)	(10,098)	(7,245)
Net securities	1,191,378	891,648	807,426

Loans held for sale	501,436	501,433	505,404

Loans held for investment	6,906,728	5,308,959	4,803,799
Allowance for credit losses - loans	(33,776)	(20,985)	(24,200)
Net loans	6,872,952	5,287,974	4,779,599

Investment in FHLB stock	18,249	17,250	17,250
Deferred taxes	20,835	11,247	8,603
Premises and equipment, net	37,920	8,091	8,012
Real estate owned (“REO”)	6,120	—	—
Goodwill and intangibles	222,125	94,083	95,296
Other assets	203,342	139,961	105,863
Total Assets	$10,196,204	$7,735,063	$6,957,160

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:
Deposits	$8,811,960	$6,844,978	$5,913,433
Borrowings	210,127	12,500	269,000
Accounts payable and other liabilities	110,066	110,754	79,016
Total Liabilities	9,132,153	6,968,232	6,261,449

Shareholders’ Equity:
Common Stock	56	45	45
Additional paid-in-capital	720,744	436,835	433,941
Retained earnings	340,976	321,184	247,638
Accumulated other comprehensive income (loss)	2,275	8,767	14,087
Total Shareholders’ Equity	1,064,051	766,831	695,711
Total Liabilities and Shareholders’ Equity	$10,196,204	$7,735,063	$6,957,160

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

CONSOLIDATED INCOME STATEMENTS

(unaudited)

	For the Quarter Ended			For the Year Ended
(in thousands, except share and	December 31,	September 30,	December 31,	December 31,
per share amounts)	2021	2021	2020	2021	2020
Interest income:
Loans	$58,532	$56,781	$51,549	$224,823	$216,798
Securities	5,696	4,606	6,045	20,435	25,688
Cash, FHLB Stock, and Fed Funds	460	602	336	1,960	1,405
Total interest income	64,688	61,989	57,930	247,218	243,891

Interest expense:
Deposits	2,690	2,753	5,884	13,453	39,432
Borrowings	40	49	334	481	7,815
Total interest expense	2,730	2,802	6,218	13,934	47,247

Net interest income	61,958	59,187	51,712	233,284	196,644

Provision for credit losses	3,879	(417)	(233)	3,866	6,746

Net interest income after provision for credit losses	58,079	59,604	51,945	229,418	189,898

Noninterest income:
Asset management, consulting and other fees	9,612	9,313	7,602	36,022	29,465
Gain on sale of loans	—	18,135	—	21,459	15,140
Other income	4,218	3,232	3,760	12,972	10,042
Total noninterest income	13,830	30,680	11,362	70,453	54,647

Noninterest expense:
Compensation and benefits	22,938	23,241	17,809	87,908	73,868
Occupancy and depreciation	6,680	6,427	6,473	24,977	23,892
Professional services and marketing costs	3,495	2,700	2,165	12,224	8,045
Customer service costs	2,140	2,512	1,728	8,775	7,445
Other expenses	4,311	3,514	3,199	14,202	12,528
Total noninterest expense	39,564	38,394	31,374	148,086	125,778

Income before taxes on income	32,345	51,890	31,933	151,785	118,767
Taxes on income	8,469	14,664	9,567	42,274	34,398
Net income	$23,876	$37,226	$22,366	$109,511	$84,369

Net income per share:
Basic	$0.51	$0.83	$0.50	$2.42	$1.89
Diluted	$0.51	$0.83	$0.50	$2.41	$1.88
Shares used in computation:
Basic	46,751,427	44,819,743	44,641,800	44,639,430	44,639,430
Diluted	46,881,101	45,002,937	44,957,611	44,900,805	44,900,805

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

SELECTED CONSOLIDATED FINANCIAL DATA AND ASSET QUALITY

(unaudited)

	For the Quarter Ended			For the Year Ended
(in thousands, except share and per share amounts	December 31,	September 30,	December 31,	December 31,
and percentages)	2021	2021	2020	2021	2020
Selected Financial Data:
Return on average assets	1.15%	1.88%	1.33%	1.41%	1.26%
Return on average equity	11.3%	19.9%	13.0%	14.4%	13.0%
Return on average tangible equity (1)	13.4%	22.9%	15.3%	16.9%	15.5%
Efficiency ratio (2)	51.0%	41.9%	49.0%	47.5%	49.3%
Net interest margin	3.17%	3.07%	3.19%	3.15%	3.03%
Cost of deposits	0.15%	0.15%	0.41%	0.20%	0.73%
Loan to deposit ratio	84.1%	84.9%	89.8%	84.1%	89.8%
Noninterest income as a % of total revenues	18.2%	34.1%	18.0%	23.2%	21.7%
Loan originations	$1,213,137	$801,963	$715,181	$3,913,061	$2,493,401
Assets under management	5,680,605	5,428,737	4,926,791	5,680,605	4,926,791
Tangible common equity to tangible assets (1)	8.44%	8.80%	8.75%	8.44%	8.75%
Book value per share	$18.86	$17.06	$15.58	$18.86	$15.58
Tangible book value per share	14.92	14.96	13.44	14.92	13.44

Asset Quality:
Nonperforming assets
Nonaccrual loans	$8,330	$18,706	$20,628	$8,330	$20,628
Total nonperforming loans	$8,330	$18,706	$20,628	$8,330	$20,628

Loans 30 - 89 days past due	$3,965	$4,290	$2,650	$3,965	$2,650
Accruing loans 90 days or more past due	—	—	152	—	152

Nonperforming assets to total assets	0.14%	0.24%	0.30%	0.14%	0.30%
Loans 30 - 89 days past due to total loans	0.06%	0.08%	0.05%	0.06%	0.05%
Allowance for credit losses to loans held for investment	0.49%	0.40%	0.50%	0.49%	0.50%
Allowance for credit losses to nonaccrual loans	405.5%	112.2%	117.3%	405.5%	117.3%
Net charge-offs (recoveries) to average loans - annualized	0.07%	(0.01)%	0.02%	0.01%	0.02%

(1)	Tangible equity is a non-GAAP financial measure. See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.
(2)	Efficiency Ratio is a non-GAAP financial measure: See disclosures regarding “Use of Non-GAAP Financial Measures” included as a separate section in this report.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

SEGMENT REPORTING

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands)	2021	2021	2020	2021	2020
Banking:
Interest income	$64,688	$61,989	$57,930	$247,218	$243,891
Interest expense	2,700	2,753	6,179	13,688	47,078
Net interest income	61,988	59,236	51,751	233,530	196,813
Provision for credit losses	3,879	(417)	(233)	3,866	6,746
Noninterest income	5,358	23,202	5,297	41,068	31,567
Noninterest expense	32,440	31,488	25,784	121,375	102,019
Income before taxes on income	$31,027	$51,367	$31,497	$149,357	$119,615

Wealth Management:
Noninterest income	$7,897	$7,857	$6,371	$29,917	$24,510
Noninterest expense	5,908	6,338	5,043	23,349	21,778
Income before taxes on income	$1,989	$1,519	$1,328	$6,568	$2,732

Other and Eliminations:
Interest income	$—	$—	$—	$—	$—
Interest expense	30	49	39	246	169
Net interest income	(30)	(49)	(39)	(246)	(169)
Noninterest income	575	(379)	(306)	(532)	(1,430)
Noninterest expense	1,216	568	547	3,362	1,981
Income before taxes on income	$(671)	$(996)	$(892)	$(4,140)	$(3,580)

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

LOAN AND DEPOSIT BALANCES

(unaudited)

	For the Quarter Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
(in thousands)	2021	2021	2021	2021	2020
Loans:
Outstanding principal balance:
Loans secured by real estate:
Residential properties:
Multifamily	$2,886,055	$2,518,151	$2,814,446	$2,425,182	$2,247,542
Single Family	933,445	818,968	812,728	844,532	806,014
Subtotal	3,819,500	3,337,119	3,627,174	3,269,714	3,053,556
Commercial properties	1,309,200	669,912	665,166	701,920	747,807
Land and construction	156,028	63,706	56,603	57,227	55,832
Total real estate loans	5,284,728	4,070,737	4,348,943	4,028,861	3,857,195
Commercial and industrial loans	1,598,422	1,217,078	1,142,766	1,063,937	918,676
Consumer loans	10,834	9,468	9,645	14,243	18,888
Total loans	6,893,984	5,297,283	5,501,354	5,107,041	4,794,759
Deferred fees and expenses	12,744	11,676	11,534	10,165	9,040
Total	$6,906,728	$5,308,959	$5,512,888	$5,117,206	$4,803,799

Loans held for sale	$501,436	$501,433	$498,319	$513,054	$505,404

Deposits:
Demand deposits:
Noninterest-bearing	$3,280,455	$2,995,570	$3,276,901	$2,182,714	$1,655,847
Interest-bearing	2,242,684	945,654	896,224	1,012,448	871,289
Money market and savings	2,620,336	2,290,380	2,256,952	2,284,994	2,407,401
Certificates of deposits	668,485	613,374	676,725	765,665	978,896
Total	$8,811,960	$6,844,978	$7,106,802	$6,245,821	$5,913,433

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

CONSOLIDATED LOAN FUNDING AND YIELDS

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2021	2021	2020	2021	2020
Loan Funding Balances:
Loans secured by real estate:
Residential properties:
Multifamily	$579,414	$356,589	$377,233	$1,983,858	$1,326,384
Single family	74,992	78,794	59,305	257,715	198,325
Subtotal	654,406	435,383	436,538	2,241,573	1,524,709
Commercial properties:
Non-owner occupied CRE	28,770	13,035	8,090	41,836	8,133
Owner-occupied CRE	31,715	25,350	14,824	75,575	42,206
Subtotal	60,485	38,385	22,914	117,411	50,339
Land and construction	11,994	7,443	3,493	23,156	19,632
Total real estate loans	726,885	481,211	462,945	2,382,140	1,594,680
Commercial and industrial loans	486,120	320,749	250,046	1,527,869	891,320
Consumer loans	131	121	2,082	3,050	6,544
Total	$1,213,136	$802,081	$715,073	$3,913,059	$2,492,544

Loan Funding Yields:
Loans secured by real estate:
Residential properties:
Multifamily	3.20%	3.33%	3.40%	3.26%	3.58%
Single family	3.26%	3.31%	3.46%	3.28%	3.70%
Subtotal	3.21%	3.32%	3.40%	3.26%	3.60%
Commercial properties:
Non-owner occupied CRE	3.20%	4.17%	4.24%	3.51%	4.24%
Owner-occupied CRE	3.78%	3.74%	4.25%	3.81%	4.37%
Subtotal	3.51%	3.88%	4.25%	3.70%	4.35%
Land and construction	4.71%	5.00%	5.49%	4.96%	5.24%
Total real estate loans	3.26%	3.39%	3.46%	3.30%	3.64%
Commercial and industrial loans	3.56%	3.56%	3.91%	3.51%	3.36%
Consumer loans	3.92%	3.29%	4.13%	3.96%	4.19%
Total	3.38%	3.46%	3.62%	3.38%	3.54%

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST, YIELD AND RATES

(unaudited)

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2021	2021	2020	2021	2020
Average Balances:
Cash, FHLB Stock, and Fed Funds	$659,730	$924,232	$498,963	$756,658	$262,090
Securities	994,701	715,505	849,585	806,456	902,085
Loans	6,150,095	6,060,153	5,132,081	5,846,315	5,333,968
Total interest-earnings assets	7,804,526	7,699,890	6,480,629	7,409,429	6,498,143
Deposits: interest-bearing	4,076,354	3,976,057	3,834,901	4,039,247	3,755,796
Deposits: noninterest-bearing	3,076,209	3,127,562	1,836,058	2,725,631	1,595,669
Borrowings	32,808	5,393	260,611	63,681	612,583

Average Yield / Rate:
Cash, FHLB Stock, and Fed Funds	0.28%	0.26%	0.27%	0.26%	0.54%
Securities	2.29%	2.58%	2.85%	2.53%	2.85%
Loans	3.80%	3.74%	4.01%	3.85%	4.06%
Total interest-earnings assets	3.31%	3.22%	3.57%	3.34%	3.75%
Deposits (interest-bearing only)	0.26%	0.27%	0.61%	0.33%	1.04%
Deposits (noninterest and interest-bearing)	0.15%	0.15%	0.41%	0.20%	0.73%
Borrowings	0.48%	3.38%	0.51%	0.75%	1.28%
Total interest-bearing liabilities	0.26%	0.28%	0.60%	0.34%	1.08%

Net Interest Rate Spread	3.05%	2.95%	2.97%	3.00%	2.68%

Net Interest Margin	3.17%	3.07%	3.19%	3.15%	3.03%

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

Use of Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements presented in accordance with GAAP, we use certain non-GAAP measures (including, but not limited to, non-GAAP net income and non-GAAP financial ratios) of financial performance. These supplemental performance measures may vary from, and may not be comparable to, similarly titled measures by other companies in our industry. Non-GAAP financial measures are not in accordance with, or an alternative for, GAAP. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. A non-GAAP financial measure may also be a financial metric that is not required by GAAP or other applicable requirement.

We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures (as applicable), provide meaningful supplemental information regarding our performance by providing additional information used by management that is not otherwise required by GAAP or other applicable requirements. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing our operating results and when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate a comparison of our performance to prior periods. We believe these measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. However, these non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, net income or other financial measures prepared in accordance with GAAP. In the information below, we have provided a reconciliation of, where applicable, the most comparable GAAP financial measures to the non-GAAP financial measures used in this report, or a reconciliation of the non-GAAP calculation of the financial measure.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

NON-GAAP RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROATCE)

(unaudited)

Return on average tangible common equity was calculated by excluding core deposit intangible amortization expense and the associated tax adjustment from net income and excluding average goodwill and intangibles assets from the average shareholders’ equity during the associated periods.

The table below provides a reconciliation of the GAAP measure of return on average equity to the non-GAAP measure of return on average tangible common equity:

	For the Quarter Ended						For the Year Ended
	December 31,		September 30,		December 31,		December 31,
(in thousands, except percentages)	2021		2021		2020		2021		2020
Average shareholders' equity	$844,089		$748,156		$687,116		$759,101		$649,031
Less: Average goodwill and intangible assets	126,002		94,268		95,515		104,355		96,209
Average tangible common equity	$718,087		$653,888		$591,601		$654,746		$552,822

Net Income	$23,876		$37,226		$22,366		$109,511		$84,369
Plus: Amortization of intangible assets expense	365		372		439		1,579		1,895
Less: Tax effect on amortization of intangible assets expense	106		108		127		458		549
Net Income available to common shareholders	$24,135		$37,490		$22,678		$110,632		$85,715

Return on Average Equity(1)	11.3%	%	19.9%	%	13.0%	%	14.4%	%	13.0%	%
Return on Average Tangible Common Equity(2)	13.4%	%	22.9%	%	15.3%	%	16.9%	%	15.5%	%
Tax rate utilized for calculating tax effect on amortization of intangible assets expense	29.0%		29.0%		29.0%		29.0%		29.0%

(1)	Annualized net income divided by average shareholders’ equity.
(2)	Annualized adjusted net income available to common shareholders divided by average tangible common equity.

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

NON-GAAP EFFICIENCY RATIO

(unaudited)

Efficiency ratio is a non-GAAP financial measurement determined by methods other than in accordance with U.S. GAAP.  This figure represents the ratio of noninterest expense, less amortization of intangible assets expense and merger related costs, to the sum of net interest income before allowance for credit losses and total noninterest income.

The table below provides a calculation of the non-GAAP measure of efficiency ratio:

	For the Quarter Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,
(in thousands, except percentages)	2021	2021	2020	2021	2020
Total noninterest expense	$39,564	$38,394	$31,374	$148,086	$125,778
Less: Amortization of intangible assets expense	365	372	439	1,579	1,895
Less: Merger related costs	1,056	384	-	2,606	-
Adjusted Noninterest expense	$38,143	$37,638	$30,935	$143,901	$123,883

Net interest income	$61,958	$59,187	$51,712	$233,284	$196,644
Plus: Total noninterest income	13,830	30,680	11,362	70,453	54,647
Less: Net gain on other equity investments	1,069	-	-	1,069	-
Adjusted Revenue	$74,719	$89,867	$63,074	$302,668	$251,291

Efficiency Ratio	51.0%	41.9%	49.0%	47.5%	49.3%

FIRST FOUNDATION INC. FOURTH QUARTER AND FULL YEAR 2021 RESULTS

NON-GAAP TANGIBLE COMMON EQUITY RATIO & TANGIBLE BOOK VALUE PER SHARE

(unaudited)

Tangible common equity ratio and tangible book value per share are non-GAAP financial measurements determined by methods other than in accordance with U.S. GAAP.  Tangible common equity ratio is calculated by taking tangible common equity which is shareholders’ equity excluding the balance of goodwill and intangible assets and dividing by tangible assets which is total assets excluding the balance of goodwill and intangible assets. Tangible book value per share is calculated by dividing tangible common equity by basic common shares outstanding, as compared to book value per share, which is calculated by dividing shareholders’ equity by basic common shares outstanding.

The table below provides a reconciliation of the GAAP measure of equity to asset ratio to the non-GAAP measure of tangible common equity ratio and the GAAP measure of book value per share to the non-GAAP measure of tangible book value per share:

	December 31,	September 30,	December 31,
(in thousands, except per share amounts)	2021	2021	2020
Shareholders' equity	$1,064,051	$766,831	$695,711
Less: Goodwill and intangible assets	222,125	94,083	95,296
Tangible Common Equity	$841,926	$672,748	$600,415

Total assets	$10,196,204	$7,735,063	$6,957,160
Less: Goodwill and intangible assets	222,125	94,083	95,296
Tangible assets	$9,974,079	$7,640,980	$6,861,864

Equity to Asset Ratio	10.44%	9.91%	10.00%
Tangible Common Equity Ratio	8.44%	8.80%	8.75%

Book value per share	$18.86	$17.06	$15.58
Tangible book value per share	14.92	14.96	13.44
Basic common shares outstanding	56,432,070	44,955,139	44,667,650